EXHIBIT 11
                                WASTE INDUSTRIES, INC.
                          COMPUTATION RE: EARNINGS PER SHARE

                                                                Pro forma (1)                   Pro forma (1)
                                                        ----------------------------    ----------------------------
                                                         Three Months Ended June 30,     Six Months Ended June 30,
                                                        ----------------------------    ----------------------------
                                                            1997            1998           1997            1998
                                                        ------------    ------------    ------------    ------------
Net income ..........................................   $  1,568,928    $  2,549,021    $  2,839,162    $  4,756,769
                                                        ============    ============    ============    ============
Weighted average number of common shares issued
  and outstanding - Basic ..........................      10,575,260      12,263,390      10,423,658      12,263,390
Common stock equivalents -
  Options for common stock ..........................        526,000         614,164         526,000         570,082
                                                        ------------    ------------    ------------    ------------
Weighted average common stock equivalents ...........     11,101,260      12,877,554      10,949,658      12,833,472
Less treasury shares to be repurchased ..............       (170,302)       (218,093)       (170,302)       (223,969)
                                                        ------------    ------------    ------------    ------------
Weighted average shares outstanding - Diluted .......     10,930,959      12,659,461      10,779,357      12,609,503
                                                        ------------    ------------    ------------    ------------
Basic earnings per share ............................   $       0.15    $       0.21    $       0.27    $       0.39
                                                        ============    ============    ============    ============

Diluted earnings per share ..........................   $       0.14    $       0.20    $       0.26    $       0.38
                                                        ============    ============    ============    ============

(1) Pro forma basic and diluted earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method (using the initial offering price of $13.50 per share for periods prior to the initial public offering. Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the (i) 1996 exchange of shares resulting from the merger of affiliated companies; (ii) 1997 conversion of nonvoting to voting stock; (iii) 1997 1-for-2.5 reverse stock split; (iv) acquisition of entities under common control during the quarter ending March 31, 1998; and
    (v) Dumpsters and RTS mergers accounted for as poolings-of-interests during the quarter ending June 30,1998.

The Company's S Corporation status was terminated on May 8, 1997 and, accordingly, the Company became fully subject to federal and state income taxes on May 9, 1997. Pro forma net income and earnings per share amounts have been computed as if the Company was subject to federal and all applicable state corporate income taxes for the three months and six months ended June 30, 1998. Prior to the mergers, Dumpsters and RTS had elected S-Corporation status for income tax purposes. The recognition of the cumulative deferred tax provision associated with Dumpsters' and RTS's conversions from S Corporations to a C Corporations was immaterial to the Company's consolidated financial statements.


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